Exhibit 10.16

SITE SERVICES AGREEMENT (UTILITIES)

FOR

COLUMBUS, MISSISSIPPI

This Site Services Agreement (Utilities) (“Agreement”) is made by and between Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), and Domtar Paper Company, LLC, a Delaware limited liability company (“Domtar”) as of                     , 2007.

R E C I T A L S

A.	Pursuant to an Amended and Restated Transaction Agreement dated as of , 2007 (“Transaction Agreement”) Domtar will be conveyed, inter alia, certain assets located at Columbus, Mississippi (“Domtar’s Columbus Site”). Domtar’s Columbus Site is located adjacent to Weyerhaeuser’s Columbus Complex. Capitalized terms used but not defined in this Agreement shall have the meanings given such terms in the Transaction Agreement.

B.	As of the Closing Date under the Transaction Agreement, Domtar does not have in place the facilities and infrastructure to provide independently certain services. Accordingly subject to the terms and conditions set forth in this Agreement, Domtar desires to obtain and Weyerhaeuser desires to provide certain site services to Domtar’s Columbus Site.

C.	Similarly and conversely, subject to the terms and conditions set forth in this Agreement, Weyerhaeuser desires to obtain and Domtar desires to provide certain site services to Weyerhaeuser’s Columbus Complex.

A G R E E M E N T

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1. AGREEMENT TO PROVIDE SITE SERVICES.

(A)	SITE SERVICES PROVIDED BY WEYERHAEUSER. Upon the terms and subject to the conditions set forth in this Agreement, Weyerhaeuser agrees to provide to Domtar through Weyerhaeuser’s existing facilities the services set forth on Exhibit A hereto (the “WY Site Services”), and Domtar agrees to take from and to pay Weyerhaeuser for such WY Site Services.

(B)	SITE SERVICES PROVIDED BY DOMTAR. Upon the terms and subject to the conditions set forth in this Agreement, Domtar agrees to provide to Weyerhaeuser the services set forth on Exhibit B hereto (the “DTC Site Services”), and Weyerhaeuser agrees to take from and to pay Domtar for such DTC Site Services. The WY Site Services and the DTC Site Services shall be collectively referred to as the “Site Services”

ARTICLE 2. TERM. The term of this Agreement as to each Site Service is set forth on Exhibits A and B hereto.

ARTICLE 3. PRICE. The cost for Site Services provided pursuant to this Agreement shall be priced as set forth herein; provided, however, that, in any case where a party is required to reimburse the other party, the parties agree that such costs shall not be marked up, but rather shall be passed along at the rate actually incurred or billed.

ARTICLE 4. PAYMENT. Unless the parties otherwise agree, the cost for such Site Services shall be billed monthly and paid within thirty (30) days.

ARTICLE 5. TERMINATION. This Agreement and the parties’ obligations hereunder shall terminate as set forth in this Article 5:

(A)	TERMINATION BY COMPLETION OF TERM. This Agreement shall terminate as to each Site Service upon the expiration of the commitment term for such Site Service set forth on Exhibits A and B hereto.

(B)	TERMINATION BY COMPLETION OF TRANSITION. This Agreement shall terminate as to each Site Service on the date that Domtar no longer reasonably needs such Site Service under this Agreement.

(C)	TERMINATION FOR BREACH, FINANCIAL CONDITION. Without prejudice to its other lawful rights and remedies, either party shall have the right to terminate this Agreement at any time upon the occurrence of any of the following events:

1.	The other party breaches or is in default of any material term, condition or obligation under this Agreement, which breach or default is (a) not waived in writing by the non-breaching party or (b) not cured to the non-breaching party’s reasonable satisfaction within 15 days after the breaching party’s receipt of written notice thereof (or, if not reasonably capable of being cured within such 15-day period, the breaching party fails to commence such cure within such 15-day period and thereafter diligently pursue such cure). Failure of either party to make payment for the Site Services when due shall be a material breach of this Agreement.

2.	Any proceeding in bankruptcy, reorganization or for the appointment of a receiver or trustee, or any other proceeding under any law for the relief of debtors, shall be instituted by the other party, or brought involuntarily against the other party and not dismissed within a period of 60 days from the date filed, or if the other party shall make an assignment for the benefit of creditors.

(D)	TERMINATION DUE TO CHANGED CIRCUMSTANCES. This Agreement may be terminated by either party in accordance with Article 10(A)(3) hereof.

(E)	TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated in whole or in part at any time by the mutual written agreement of the parties hereto.

ARTICLE 6 COMPLIANCE WITH LAW AND POLICIES.

(A)	COMPLIANCE WITH LAW. Each party shall, in the performance of this Agreement, comply with each statute, law, ordinance, code, rule, regulation, order, license, permit, judgment, decree or directive of any federal, state, county, municipal or local government (including any subdivision or agency thereof) applicable to the carrying on of its business and the performance of its obligations hereunder, including applicable Environmental Laws.

(B)	COMPLIANCE WITH POLICIES; ACCESS TO PREMISES. When a party’s employees, contractors or representatives are on the premises of the other party, such party shall cause such persons to observe the working hours, working rules and safety and security policies and procedures established by the other party. The parties shall have such access to each other’s premises as necessary to perform their obligations under this Agreement, including monitoring, maintenance, and repair related to the Site Services.

ARTICLE 7 WARRANTY; LIMITATION OF LIABILITY.

(A)	WARRANTY.

1.	Weyerhaeuser represents and warrants to Domtar that it shall use commercially reasonable efforts to provide the WY Site Services in accordance with the terms of this Agreement. WEYERHAEUSER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, FOR SAID WY SITE SERVICES.

2.	Domtar represents and warrants to Weyerhaeuser that it shall use commercially reasonable efforts to provide the DTC Site Services in accordance with the terms of this Agreement. Domtar MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, FOR SAID DTC SITE SERVICES.

(B)	LIMITATION OF LIABILITY. Notwithstanding anything in this Agreement to the contrary, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF USE, DOWNTIME, OR LOSS OF SALES, FOR ANY BREACH OF OR FAILURE TO PERFORM THIS AGREEMENT, REGARDLESS OF WHETHER ANY SUCH DAMAGES WERE FORESEEABLE AND REGARDLESS OF WHETHER THE CLAIM SOUNDS IN CONTRACT, TORT OR ANY OTHER THEORY.

ARTICLE 8 COVENANTS.

(A)	WEYERHAEUSER COVENANTS. In regard to DTC Site Services provided by Domtar to Weyerhaeuser, Weyerhaeuser shall:

1.	Maintain in good repair all property, fixtures, equipment, materials, and systems located on Weyerhaeuser’s site used in connection with providing the DTC Site Services, and shall promptly repair any damage or loss thereto. All maintenance, repairs, and modifications thereto shall be performed in compliance with applicable laws, codes and standards using first quality materials fit for their intended purpose.

2.	Promptly notify Domtar if it becomes aware of any impairment to any property, fixture, equipment, material, or system related to the DTC Site Services, or if it becomes aware of any required maintenance or repair thereto, or if it makes any modifications thereto. Any work on Domtar’s property, fixtures, equipment, materials, or systems shall require the prior approval of Domtar.

3.	Notify Domtar, reasonably in advance of its transfer, of any change to the substance or quantity of materials or substances sent to Domtar’s facility or property for treatment or processing, including any unsanitary, hazardous, or toxic materials or substances. Weyerhaeuser agrees that Domtar shall not be responsible for or have any liability for dangerous, unsanitary, hazardous or toxic materials or substances on or from Weyerhaeuser’s site. Domtar shall not cause Weyerhaeuser to violate any legal requirement of permit.

4.	Obtain and maintain the following insurance coverages:

(a)	Commercial General Liability insurance with a limit of not less than $1,000,000 per occurrence and $1,000,000 annual aggregates, providing coverage for bodily injury, personal injury and property damage; contractual liability; and product and completed operations liability (and “Domtar” shall be named as an Additional Insured).

(b)	Comprehensive Automobile Liability insurance (including owned, non-owned, and hired vehicles) with a combined single limit of not less than $1,000,000, providing coverage for bodily injury, personal injury and property damage.

(c)	Workers’ Compensation or Industrial Accident insurance with not less than statutory limits.

(d)	Employer’s or Stop-Gap Liability insurance with a limit of not less than $1,000,000.

(e)	Umbrella Liability insurance with limits of not less than $5,000,000 each occurrence and in the aggregate.

(f)	Service Interruption insurance with limits of not less than $ in form and substance reasonably satisfactory to Domtar.

Such insurance of Weyerhaeuser shall (a) contain a severability of interest clause, (b) provide a Waiver of Subrogation and/or Waiver of Recovery on behalf of Domtar (with the exception of Workers’ Compensation insurance), and (c) be primary, and Domtar’s insurance and/or self-insurance shall be excess over any and all other available coverage and/or self-insurance. Weyerhaeuser shall furnish Domtar with a Certificate of Insurance evidencing the above coverage and shall require its insurance carrier(s) to give at least 30 days written notice prior to cancellation of said coverage, either in whole or in part. The failure of Weyerhaeuser’s insurance carrier to give said notice as required shall be considered a default on Weyerhaeuser’s part. Weyerhaeuser’s insurance carrier(s) shall have a Best’s rating of no less than B+ VII. Weyerhaeuser shall ensure that its contractors and subcontractors performing work at Weyerhaeuser’s Site and/or Domtar’s facility have insurance coverages and endorsements consistent with the above, with the exception of policy limits.

5.	Designate a responsible individual at Weyerhaeuser’s site whose duty shall be to coordinate the Site Services and the performance of this Agreement with Domtar.

6.	To the fullest extent permitted by law, indemnify and hold harmless Domtar from all claims, demands, liabilities, losses, damages, expenses (including penalties and interest, reasonable fees and disbursements of counsel, and court costs), proceedings, judgments, settlements, actions or causes of action or government inquiries of any kind (including emotional distress, sickness, personal or bodily injury or death to any person (including employees or contractors of Weyerhaeuser), or damage or destruction to, or loss of use of, tangible property) arising out of or relating to Weyerhaeuser’s breach or failure to perform the covenants in this Article 8.

(B)	DOMTAR COVENANTS. In regard to WY Site Services provided by Weyerhaeuser to Domtar, Domtar shall:

1.	Maintain in good repair all property, fixtures, equipment, materials, and systems located on Domtar’s site used in connection with providing the WY Site Services, and shall promptly repair any damage or loss thereto. All maintenance, repairs and modifications thereto shall be performed in compliance with applicable laws, codes and standards using first quality materials fit for their intended purpose.

2.	Promptly notify Weyerhaeuser if it becomes aware of any impairment to any property, fixture, equipment, material, or system related to the WY Site Services, or if it becomes aware of any required maintenance or repair thereto, or if it makes any modifications thereto. Any work on Weyerhaeuser’s property, fixtures, equipment, materials, or systems shall require the prior approval of Weyerhaeuser.

3.	Notify Weyerhaeuser, reasonably in advance of its transfer, of any change to the substance or quantity of materials or substances sent to Weyerhaeuser’s facility or property for treatment or processing, including any unsanitary, hazardous or toxic materials or substances. Domtar agrees that Weyerhaeuser shall not be responsible for or have any liability for dangerous, unsanitary, hazardous, or toxic materials or substances on or from Domtar’s site.

4.	Domtar shall obtain and maintain the following insurance coverages:

(a)	Commercial General Liability insurance with a limit of not less than $1,000,000 per occurrence and $1,000,000 annual aggregates, providing coverage for bodily injury, personal injury and property damage; contractual liability; and product and completed operations liability (and “Weyerhaeuser Company” shall be named as an Additional Insured).

(b)	Comprehensive Automobile Liability insurance (including owned, non-owned, and hired vehicles) with a combined single limit of not less than $1,000,000, providing coverage for bodily injury, personal injury and property damage.

(c)	Workers’ Compensation or Industrial Accident insurance with not less than statutory limits.

(d)	Employer’s or Stop-Gap Liability insurance with a limit of not less than $1,000,000.

(e)	Umbrella Liability insurance with limits of not less than $5,000,000 each occurrence and in the aggregate.

(f)	Service Interruption insurance with limits of not less than $ in form and substance reasonably satisfactory to Weyerhaeuser.

Such insurance of Domtar shall (a) contain a severability of interest clause, (b) provide a Waiver of Subrogation and/or Waiver of Recovery on behalf of Weyerhaeuser (with the exception of Workers’ Compensation insurance), and (c) be primary, and Weyerhaeuser’s insurance and/or self-insurance shall be excess over any and all other available coverage and/or self-insurance. Domtar shall furnish Weyerhaeuser with a Certificate of Insurance evidencing the above coverage and shall require its insurance carrier(s) to endeavor to give at least 30 days written notice prior to cancellation of said coverage, either in whole or in part. Domtar’s insurance carrier(s) shall have a Best’s rating of no less than B+ VII. Domtar shall ensure that its contractors and subcontractors performing work at Domtar’s Site and/or Weyerhaeuser’s facility have insurance coverages and endorsements consistent with the above, with the exception of policy limits.

5.	Designate a responsible individual at Domtar’s site whose duty shall be to coordinate the Site Services and the performance of this Agreement with Weyerhaeuser.

6.	To the fullest extent permitted by law, indemnify and hold harmless Weyerhaeuser from all claims, demands, liabilities, losses, damages, expenses (including penalties and interest, reasonable fees and disbursements of counsel, and court costs), proceedings, judgments, settlements, actions or causes of action or government inquiries of any kind (including emotional distress, sickness, personal or bodily injury or death to any person (including employees or contractors of Domtar), or damage or destruction to, or loss of use of, tangible property) arising out of or relating to Domtar’s breach or failure to perform the covenants in this Article 8.

ARTICLE 9 DISPUTE RESOLUTION. If a dispute arises out of or relates to this Agreement, or the breach hereof, prior to instituting any legal proceeding, representatives of each party having authority to resolve the dispute shall meet to discuss and attempt to resolve the dispute. If the representatives of the parties are not able to resolve the dispute, either party may elect to have the matter resolved by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before a neutral, independent mediator mutually acceptable to the parties. If the parties are unable to agree on a mediator, the parties will request the AAA to supply a list of five mediators and the mediator will be selected by the parties by alternately striking names from that list, with the party initiating the mediation striking the first name. The mediation will be held in the State of Mississippi, unless the parties agree to a different location. The costs of mediation will be shared equally by the parties. All negotiation and mediation meetings and proceedings will be confidential and will be treated as compromise and settlement negotiations for purposes of all rules of evidence. If the parties are not able to resolve the dispute by mediation, any legal proceeding shall be brought in any state or federal court within the State of Mississippi, and the parties hereby agree to submit to the exclusive jurisdiction of such courts in respect of any proceeding arising out of this Agreement.

ARTICLE 10. GENERAL MATTERS.

(A)	SITE SERVICE LIMITATIONS AND CONDITIONS.

1.	All Site Services provided under this Agreement are conditioned upon the parties’ ability to lawfully provide and receive such Site Services, including the parties’ obtaining and maintaining in effect all required permits, licenses, approvals, orders, registrations and authorizations of applicable Governmental Entities (including those required under applicable Environmental Laws). If a party may not lawfully provide any Site Services, such party shall not be obligated to provide and shall not be liable for failure to supply such Site Services, provided, however, that, in such event, the parties shall cooperate as reasonably necessary to provide such Site Services in an alternate manner or in arranging to procure substitute services from another source.

2.	The parties acknowledge that the Site Services are procured by the other party primarily for their own facilities’ operations and such party may operate its facilities as it sees fit in its sole discretion, notwithstanding that such operation may affect the availability of any one or more of the Site Services being furnished (e.g., in the case of facility downtime or maintenance); provided, however, that in the event a party does not have available sufficient quantity of one or more Site Services to satisfy its own needs and to provide the quantity to the other party contemplated hereunder, such party will treat the other party no less favorably than its own operations when allocating available quantity which shall be done on a pro-rata basis. In such event, such party will notify the other party as far in advance as possible. So long as such party treats the other party accordingly, such party shall not be liable for failure to supply any such Site Services.

3.	If either party closes or otherwise ceases to operate its site, other than as a result of the sale of such facility (or all or substantially all of the assets of such facility), such party will notify the other as far in advance as possible and will cooperate in arranging to procure substitute services from another source cost. Upon the occurrence of such event, such party’s obligations to provide the Site Services under this Agreement shall be suspended for such period of closure.

4.	If either party is unable to provide the other with any one or more of the Site Services as provided herein after commercially reasonable efforts to attempt to continue to do so, such party will notify the other as far in advance as possible and will cooperate in arranging to procure substitute services from another source.

5.	The parties acknowledge that each Site Service provided under this Agreement is an accommodation resulting from Domtar’s purchase of the Assets at the Sites pursuant to the Transaction Agreement and that, absent such transaction, the Site Services would not be provided. The parties acknowledges that the prices for the Site Services set forth on Exhibits A and B are based on such quantities and, should the actual quantity of a Site Service provided hereunder be substantially different, the parties will negotiate a mutually agreeable adjustment to the price to equitably reflect such different quantity.

(B)	CONFIDENTIAL INFORMATION. In the course of this Agreement, a party may have access to confidential and/or proprietary information of the other party. The party receiving such confidential or proprietary information shall disclose such information only to such employees, agents and consultants of the receiving party who have a need to know such information in connection with the performance of this Agreement and shall cause such information to be used only for purposes directly related to the performance of this Agreement, unless the disclosing party otherwise agrees in advance in writing.

(C)	COOPERATION. The parties shall cooperate fully with each other to effectuate the purposes of this Agreement, including, but not limited to, execution and delivery of such consents, notices, filings, applications and other documents and instruments as may be required to perform their respective obligations hereunder or as reasonably requested by the other party. The parties acknowledge that the Sites and the existing Weyerhaeuser facilities have heretofore been under common ownership. While the Sites and the existing Weyerhaeuser facilities remain interdependent, each party will to the extent possible reasonably cooperate and consult with the other on matters which affect the operations and facilities of the other party (e.g., coordinating maintenance or downtime).

(D)	NOTICES. All notices or other communications under this Agreement shall be in writing and either personally delivered, sent by certified or registered mail (return receipt requested, postage prepaid), sent by reputable overnight delivery service, or sent by facsimile with receipt confirmation, to the respective addresses set forth below (or to such other addresses as a party may designate by notice given as aforesaid).

If to Domtar:	If to Weyerhaeuser:

Attn: Mill Manager Domtar Paper Company, LLC Columbus, MS 39703-1830	Attn: VP/Mill Manager Weyerhaeuser Company PO Box 1830 Columbus, MS 39703-1830 Fax: 662.243.4202

With a copy to:

Attn: Corporate Secretary 395 Blvd. de Maisonneuve West Montreal, QC H3A 1L6 Fax: 514.848.6850	Attn General Counsel Legal Department M/S CH 2J28 Weyerhaeuser Company 33663 Weyerhaeuser Way South Federal Way WA 98003 USA Fax: 253.924.3253

All notices shall be deemed given (i) if personally delivered, upon receipt; (ii) if sent by certified or registered mail, on the third Business Day after mailing; (iii) if sent by reputable overnight delivery service, on the first Business Day after timely delivery to the courier; and (iv) if sent by facsimile, on the date the sender obtains receipt confirmation.

(E)	ASSIGNMENT. No assignment of any right or interest in or delegation of any duty or obligation under this Agreement shall be made, in whole or in part, by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement and its rights and obligations hereunder (i) to any Affiliate (as defined in the Transaction Agreement) of such party or (ii) to the surviving controlling entity in the event of a merger or acquisition of such party or purchase of all or substantially all of the assets of such party. This Agreement shall be assigned to, and shall be a binding obligation of, any entity acquiring the Weyerhaeuser facility or facilities (or all or substantially all of the assets thereof) providing the WY Site Services. In addition, Weyerhaeuser may, having obtained Domtar’s prior written approval, delegate its obligations under this Agreement in whole or in part to a third party, provided that any such delegation shall not relieve Weyerhaeuser of liability for such obligations.

(F)	FORCE MAJEURE. Each party’s performance of this Agreement shall be excused without liability to the extent and for the period of time necessitated by the occurrence of an event outside of a party’s reasonable control (a “force majeure event”), including, without limitation, an Act of God, war, terrorism, sabotage, civil unrest, riot, strike, labor dispute, explosion, accident, fire, flood, earthquake, storm or other natural disaster, regulation, rule, act or intervention of any Governmental Entity, or other similar event beyond the reasonable control of a party. The imposition by any Governmental Entity or subdivision or agency thereof of any statute, law, ordinance, code, rule, regulation, order, judgment, decree or directive that makes unlawful a party’s ability to provide or receive any one or more of the Site Services shall be a force majeure event with respect to the affected Site Services.

(G)	WAIVER. No delay or failure to exercise any right or remedy under this Agreement by a party shall impair such right or remedy or be construed as a waiver thereof. A party’s consent to or approval of any act or failure to act by the other party requiring approval or consent hereunder shall not be deemed to waive or render unnecessary the requirement of approval or consent of any subsequent act by the other party. A party’s waiver of any breach or failure to enforce any term or condition of this Agreement at any time shall not in any way affect, limit or waive such party’s right thereafter to enforce and compel strict compliance with every term and condition hereof.

(H)	GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi applicable to contracts made and performed entirely within such state, without regard to its conflict of law rules.

(I)	ATTORNEYS’ FEES. Should any legal action or proceeding be commenced by either party in order to enforce this Agreement or any provision hereof, or in connection with any alleged dispute, breach or default related hereto, the prevailing party (the party entitled to recover costs at such time as all appeals have been exhausted or expired) shall be entitled to recover reasonable attorneys’ fees and costs incurred by it in connection with such action or proceeding, in addition to such other relief as may be granted.

(J)	INTEGRATED AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, understandings and agreements. It is intended by the parties as a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof. This is a fully integrated agreement. Each party acknowledges that the other has made no representation or warranty, and that it has relied on no representation or warranty, other than those specifically set forth in this Agreement. This Agreement may not be modified except in a writing signed by the parties.

(K)	INTERPRETATION. Each party acknowledges that it and its legal counsel have reviewed this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed against any party on the basis of such party’s drafting of such terms and conditions. The words “herein”, “hereto” and other similar words shall mean this Agreement as a whole, including the exhibits hereto, as the same may be amended, modified or supplemented from time to time.

(L)	NO AGENCY. The parties agree that no agency, partnership or joint venture of any kind shall be or is intended to be created by or under this Agreement.

(M)	EXHIBITS. All exhibits referred to herein are deemed to be incorporated in this Agreement in their entirety.

(N)	HEADINGS. The headings in this Agreement are for convenience only and are not intended and will not be construed to affect the scope or meaning of any provisions hereof.

(O)	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WEYERHAEUSER COMPANY	DOMTAR PAPER COMPANY, LLC

By:	By:
Title:	Title: